UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 30, 2007

Date of Report (Date of earliest event reported)

Accredited Mortgage Loan REIT Trust

(Exact name of registrant as specified in its charter)

Maryland	001-32276	35-2231035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15253 Avenue of Science, Building 1 San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 30, 2007, Accredited Mortgage Loan REIT Trust (“REIT”) closed a securitization containing approximately $760 million of first-lien and second-lien residential mortgage loans. The securitization utilized a senior/subordinated structure, with four classes of senior notes and nine classes of subordinate notes being issued as set forth in the table below.

Class	Rating	Note Balance	WAL	Benchmark	Spread	Price
	(S&P/Moody’s)
A-1	AAA/Aaa	$311,472,000	1.00	1M LIBOR	.05%	100
A-2	AAA/Aaa	57,693,000	2.00	1M LIBOR	.09%	100
A-3	AAA/Aaa	205,650,000	3.45	1M LIBOR	.13%	100
A-4	AAA/Aaa	67,513,000	6.79	1M LIBOR	.22%	100
M-1	AA+/Aa1	26,211,000	3.47	1M LIBOR	.22%	100
M-2	AA+/Aa2	19,754,000	5.19	1M LIBOR	.27%	100
M-3	AA/Aa3	12,152,000	6.90	1M LIBOR	.29%	100
M-4	AA-/A1	10,255,000	4.73	1M LIBOR	.35%	100
M-5	A+/A2	10,255,000	4.72	1M LIBOR	.37%	100
M-6	A/A3	9,876,000	4.70	1M LIBOR	.43%	100
M-7	A-/Baa1	8,736,000	4.70	1M LIBOR	.85%	100
M-8	BBB+/Baa2	8,356,000	4.69	1M LIBOR	1.30%	100
M-9	BBB/Baa3	7,600,000	4.68	1M LIBOR	2.50%	98.05237

The securitization is structured as a financing by REIT with the result being that both the mortgage loans and the debt represented by the notes remain on REIT’s balance sheet.

REIT used the proceeds from the securitization primarily to repay warehouse financing for the mortgage loans.

Lead manager for the transaction was Lehman Brothers, Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and HSBC Securities (USA) Inc. acting as co-managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Mortgage Loan REIT Trust

Date: January 30, 2007	By:	/s/ Charles O. Ryan
	Name:	Charles O. Ryan
	Title:	Securitization Coordinator